                                 Filed with the Securities and Exchange Commission on October 28, 2003

                                                         Registration No. 333-
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                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, D.C. 20549

                                                             Registration
                                                              On Form S-2

                                       Registration Statement Under The Securities Act of 1933*

                                         AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                         -------------------------------------------
                                   (Exact name of registrant as specified in its charter)

                                                         CONNECTICUT
                                                         -----------
                               (State or other jurisdiction of incorporation or organization)

                                                             63
                                                             --
                                  (Primary Standard Industrial Classification Code Number)

                                                         06-1241288
                                                         ----------
                                            (I.R.S. Employer Identification No.)

                               ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484 (203) 926-1888
                               --------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                           TIMOTHY P. HARRIS, CORPORATE SECRETARY
                               ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484 (203) 926-1888
                               --------------------------------------------------------------
            (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                                          Copy To:
                                                         LAURA K. KEALEY, ESQ.
                                                                COUNSEL
                                    One Corporate Drive, Shelton, Connecticut 06484 (203) 944-5477
                                    --------------------------------------------------------------

                                   Approximate date of commencement of proposed sale to the public:
                  October 28, 2003 or as soon as practicable after the effective date of this Registration Statement
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If any of the securities  being  registered on this form are to be offered on a delayed or continuous  basis pursuant to Rule 415 under the Securities Act of 1933 check the following:

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
(The Securities Act registration number of the earlier effective registration statement is 333-97941.)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                                    Calculation of Registration Fee
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            Title of each                                 Proposed              Proposed
              class of                                     maximum               maximum
             securities              Amount               offering              aggregate             Amount of
                to be                 to be                 price               offering            registration
             registered            registered             per unit               price**                 fee
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Market Value Adjusted Annuity Contracts                                      $200,000,000.00         $16,180.00
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*This  filing is being made  pursuant to Rule  462(b)  under the  Securities  Act of 1933 to register  an  additional  $200  million of interests  in market  value-adjusted  annuity  contracts.  This  amount  equals 20% of the  amount  that was last  registered  with the
Commission,  in a filing dated August 12, 2002.  That  registration  statement is  incorporated  by reference  herein.  As permitted by
Rule 457(o) under the Securities Act of 1933, the filing fee set forth above was  calculated  based on the maximum  aggregate  offering price of $200 million.  The market value  adjusted  securities are sold  according to dollar value,  and are not  denominated in either shares or units.
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AS Apex/ASAP III/Stagecoach Apex/Apex II/ASL II/ FUSI ASL II/XT-FOUR/FUSI XT-FOUR/XT-SIX

                                                                NOTE

The entire content of the Registration Statement on Form S-2 (File No. 333-97941) which was filed on August 12, 2002 and April 28,
2003, is incorporated herein by reference and made a part of this Registration Statement.

                                                             SIGNATURES

Pursuant to the  requirements  of the Securities Act of 1933,  the  Registrant  certifies that it has reasonable  grounds to believe that it meets all of the  requirements  for filing on Form S-2 and has duly caused this  registration  statement to be signed on its
behalf  by  the  undersigned,   thereunto  duly  authorized,  in  the  City  of  Shelton,  State  of  Connecticut,  on  the 28th
day  of October , 2003.

                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                             Registrant

By:  /s/ Timothy P. Harris                                                  Attest:  /s/ Kathleen A. Chapman
        Timothy P. Harris, Corporate Secretary                                         Kathleen A. Chapman

Pursuant to the  requirements  of the Securities  Act of 1933,  this  Registration  Statement has been signed below by the following persons in the capacities and on the date indicated.

              Signature                                     Title                              Date
              ---------                                     -----                              ----
                                                (Principal Executive Officer)

          David R. Odenath*        Chief Executive Officer and President              October 28, 2003
          -----------------
          David R. Odenath

                                   (Principal Financial Officer and Principal Accounting Officer)

         /s/ Zafar Rashid                  Executive Vice President and        October 28, 2003
         Zafar Rashid                       Chief Financial Officer

                                                        (Board of Directors)

      James Avery*                            Vivian Banta*                              Richard Carbone*
      ------------                            ------------                               ----------------
      James AveryVivian Banta                 Richard Carbone

      Helen Galt*                             Ronald Joelson*                            David R. Odenath*
      -----------                             ---------------                            -----------------
      Helen Galt                              Ronald Joelson                            David R. Odenath

                                    *By:  /s/ Timothy P. Harris
                                          -----------------------------
                                             Timothy P. Harris

         *Pursuant to Powers of Attorney filed with Post-Effective Amendment No. 2 to Registration Statement No. 333-96577
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